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                                                                    EXHIBIT 23.3

                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference therein of our report dated February 10, 1998, except for Note 14 as to which the date is March 14, 1998, with respect to the consolidated financial statements and schedule of Logic Works, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission in the Proxy Statement of Logic Works, Inc. that is made part of the Registration Statement (Form S-4) and related Prospectus of PLATINUM technology, inc. for the registration of 8,677,295 shares of its common stock.


                                        /s/ Ernst & Young LLP

Princeton, New Jersey
April 17, 1998